Exhibit 10.1

Forbearance and Note Amendment Agreement

This Forbearance and Note Amendment Agreement (this “Agreement”) is entered into by and among Generation Zero Group, Inc., a Nevada corporation (“Generation Zero” or the “Company”), Scientigo, Inc., a Delaware corporation (“Scientigo” or “Collateral Agent”), on behalf of and as Collateral Agent for holders of GZ Notes, and Find.com URL Holding, LLC, a Georgia limited liability company (“URL Holding”).

Recitals

A.	On June 30, 2010 Generation Zero issued secured promissory notes (the “GZ Notes”) having an aggregate outstanding principal balance of approximately $3,070,250.

B.
The GZ Notes are secured (i) by a security interest in the personal property of Generation Zero, under a Security Agreement dated June 30, 2010 between Generation Zero and the Collateral Agent, and (ii) by a security interest in the personal property of URL Holding, under a Security Agreement dated June 30, 2010 between URL Holding and the Collateral Agent (collectively, the “Security Agreements”).

C.
The GZ Notes are in default for failure to make scheduled payments (the “Payment Default”) and more than 60 days has passed without the cure of the GZ Notes as of November 15, 2010, $3,020,250 of principal and approximately $189,115 of accrued interest is owed and due on the GZ Notes.

D.
Generation Zero paid  $100,000 in escrow on or about November 11, 2010 in contemplation of this Agreement, which if this Agreement is executed is to be used to pay the holders of the GZ Notes under Section 3 below and if it does not close, will be returned to Generation Zero.

E.
In connection with the issuance of the GZ Notes, Generation Zero agreed to pay Scientigo, in its individual capacity and not as collateral agent, $105,000 referenced in a June 30, 2010 side letter and in related promissory notes (the “$105,000 Obligation”), which obligation is in default.  Of this amount, Generation Zero as paid  $50,000 in escrow prior to the signing and closing of this Agreement.  Some of this amount has been used to pay for the cost of negotiating and preparing this Agreement and related documents.

F.	This Agreement is to be executed by Collateral Agent and URL Holding upon approval by holders of 85% of the outstanding principal of the GZ Notes.

The parties agree as follows:

1.
Existence of Default under GZ Notes.  Generation Zero acknowledges and agrees that (i) the GZ Notes are in default and that an Event of Default under the GZ Notes has occurred, (ii) the full unpaid principal and accrued but unpaid interest of the GZ Notes is due and payable, (iii) Generation Zero’s opportunity to purchase a 30-day extension, as described in the GZ Notes, has expired, and (iv) the 60 day period referenced in Section 6.11 of the operating agreement of URL Holding has passed, entitling the Directors of URL Holding to cancel Generation Zero’s shares in URL Holding, issue shares to Collateral Agent and participate in a consensual foreclosure.

2.
Agreement to Forbear.  During the period (the “Forbearance Period”) commencing on the date hereof and ending on the earlier to occur of March 15, 2011 or the date that any Forbearance Default occurs, the Collateral Agent will forbear in the exercise of its rights and remedies under the GZ Notes, Security Agreements,  the operating agreement of URL Holding and applicable law.  During the Forbearance Period, Generation Zero is not required to make any payments under the GZ Notes, except under Section 5 of this Agreement.  Interest under the GZ Notes, however, continues to accrue at the default rate of 14% per annum.  The term “Forbearance Default” means (i) any default under the Security Agreements (other than the Payment Default described in Recital C above or any failure to make a payment due under the GZ Notes), (ii) any default under the GZ Notes (other than the Payment Default described in Recital C above or any failure to make a payment due under the GZ Notes), and (iii) any failure to perform any obligation set forth in this Agreement.

3.
Forbearance Fee.  Upon approval of this Agreement by holders of at least 85% of the outstanding principal of the GZ Notes and the execution of this Agreement by the Collateral Agent, Generation Zero shall pay the holders of GZ Notes $100,000 plus 200,000 shares of common stock of Generation Zero.  The $100,000 payment under this Section 3 is for a principal payment on the GZ Notes.  The $100,000 is being held by an escrow agent  who will pay these funds to the holders of the GZ Notes promptly upon execution of this Agreement.  The 200,000 shares of common stock are a fee and do not reduce the amount of the GZ Notes.  Generation Zero shall also reimburse the Collateral Agent for attorneys’ fees and expenses and fees of consultants related to this Agreement, the solicitation of noteholder consent and related transactions in an aggregate amount not to exceed $20,000, due on or before March 15, 2010 (this reimbursement obligation is in addition to the $105,000 Obligation).   Additionally, to the extent the shares of common stock issued by Generation Zero to holders of GZ Notes become eligible for resale by such holders under Rule 144, at the earliest date legally permissible, Generation Zero shall cause its counsel (or such other counsel engaged by Generation Zero) to issue one opinion of such counsel necessary to remove restrictive legends.

4.
March 15, 2011 Payment Obligations.  On or before March 15, 2011, Generation Zero shall pay the holders of the GZ Notes $332,903 of accrued but unpaid interest and $249,837 of principal on the GZ Notes (collectively, the “Cure Payment”).  If the Cure Payment is made on or before March 15, 2011, the Payment Default, and consequent Event of Default, under the GZ Notes is cured.  Thereafter, Generation Zero shall make the regularly scheduled payments of principal and interest as described in Section 3 of the GZ Notes.  If Generation Zero asks the Collateral Agent, directly or through an agent of the Collateral Agent, to act as paying agent, the Cure Payment is timely if made to the paying agent by March 15, 2011.

5.
Pre-Payment Obligation.  During the Forbearance Period and thereafter Generation Zero shall pay one-half of the first $300,000 of equity or debt capital raised by Generation Zero after November 15, 2010 as follows (i) to the Collateral Agent, for transaction related expenses referenced in Section 3 of this Agreement (until $20,000 is paid) and, thereafter, and (ii) two-thirds of each dollar to the holders of GZ Notes and one-third of each dollar to the Collateral Agent with respect to the unpaid balance of the $105,000 Obligation.

6.
Payments and Actions for the Benefit of Scientigo. Upon approval of this Agreement by holders of at least 85% of the outstanding principal of the GZ Notes and the execution of this Agreement by the Collateral Agent, Generation Zero shall pay Scientigo (in its individual capacity and not as Collateral Agent) the amount of $50,000, which amount has been delivered by Generation Zero to an escrow agent, $20,000 of which has been released to Scientigo.  This payment shall be credited against the amounts Generation Zero owes Scientigo under $105,000 Obligation.  If the Collateral Agent, or an agent or consultant of Collateral Agent, acts as paying agent with respect to the GZ Notes, Generation Zero and Collateral Agent shall agree to a form of a Paying Agent Agreement, in reasonable form, that provides for the payment by Generation Zero of reasonable and fair amounts for the costs of acting as paying agent.  Additionally, to the extent the shares of common stock issued by Generation Zero to Scientigo become eligible for resale by Scientigo under Rule 144, at such times and from time to time as Scientigo may reasonably request, Generation Zero shall cause its counsel (or such other counsel engaged by Generation Zero) to issue one opinion of such counsel necessary to remove restrictive legends (with respect to such portion of the shares that may then be sold under Rule 144).

7.
Amendment of Section 6 of GZ Notes. Section 6 of the GZ Notes (i) allows Generation Zero of obtain a 30-day extension of the due date of payment obligations under the GZ Notes upon the payment to the holders of the GZ Notes of 50,000 shares of common stock of Generation Zero and (ii) prevents the Collateral Agent from exercising remedies with respect to an Event of Default until 60 days has passed.  The parties wish to amend these terms to eliminate these provisions.  Accordingly, Section 6 of each of the GZ Notes shall be amended by deleting the text thereof and substituting the following (with capitalized terms having the meaning used in the GZ Notes):

“The then-outstanding principal balance of this Note, together with any interest accrued thereon shall become immediately due and payable if any of the following events ("Events of Default"), and/or any other default or Events of Default defined elsewhere in this Note:

(a)	the Company shall fail to pay when and as due, the principal or interest payable under this Note (or under any of the Notes issued with this Note) on the due date of such payment; or

(b)	there is a default, by the Company or any other grantor, under any security agreement securing the payment of this Note; or

(c)
the Company shall: (i) become insolvent or take any action which constitutes its admission of inability to pay its debts as they mature; (ii) make an assignment for the benefit of creditors, file a petition in bankruptcy, petition or apply to any tribunal for the appointment of a custodian, receiver or a trustee for it or a substantial portion of its assets; (iii) commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation or statute of any jurisdiction, whether now or hereafter in effect; (iv) have filed against it any such petition or application in which an order for relief is entered or which remains undismissed for a period of ninety (90) days or more; (v) indicate its consent to, approval of or acquiescence in any such petition, application, proceeding or order for relief or the appointment of a custodian, receiver or trustee for it or a substantial portion of its assets; or (vi) suffer any such custodianship, receivership or trusteeship to continue undischarged for a period of ninety (90) days or more; or

(d)	the Company shall take any action authorizing, or in furtherance of, any of the foregoing.

In case any one or more Events of Default shall occur and be continuing, Holder may proceed to protect and enforce its rights by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or for an injunction against a violation of any of the terms hereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.  In case of a default in the payment of any principal of or premium, if any, or interest on this Note, the Company will pay to Holder such further amount as shall be sufficient to cover the reasonable cost and expenses of collection, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.  No course of dealing and no delay on the part of Holder in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice Holder’s rights, powers or remedies.  No right, power or remedy conferred by this Note upon Holder shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise.

The Company will give Holder notice of the occurrence of an Event of Default promptly (setting forth in reasonable detail all facts related thereto) after the Company has knowledge of the occurrence of any such event.”

8.	Amendment of Section 7 of the GZ Notes. Section 7 of the GZ Notes is hereby amended by deleting the last sentence of Section 7 of the GZ Notes and substituting the following:

“The Holder’s rights under this Note may only be amended, changed, modified, discharged, cancelled, or converted into another class of security of the Company or another issuer by the Collateral Agent acting with the approval of holders of at least a majority of the outstanding principal amount on all the Notes (including the approval of Cross Hill Georgetown Capital, L.P., a holder of Notes), without your approval or consent.”

9.	Amendment of Section 10 of the GZ Notes. Section 10 of the GZ Notes is hereby amended by deleting the last sentence of Section 10 of the GZ Notes and substituting the following:

“Your rights under this Note may only be amended, changed, modified, discharged, cancelled, or converted into another class of security of the Company or another issuer  by your Collateral Agent acting with the approval of holders of at least a majority of the outstanding principal amount on all the Notes (including the approval of Cross Hill Georgetown Capital, L.P., a holder of Notes), without your approval or consent.”

10.
Amendment of Operating Agreement of URL Holding.  Generation Zero and the Collateral Agent shall enter into an amendment to the Operating Agreement of URL Holding deleting the 60-day cure period in Section 6.11 of the Operating Agreement of URL Holding, authorizing license(s) and other matters reasonably determined by the Collateral Agent.

11.
Conversion of Preferred Shares.  Upon the payment of the GZ Notes in full, Matt Krieg shall convert all of his shares of Generation Zero preferred stock into 3,000,000 shares of common stock of Generation Zero (adjusted for stock splits, reverse stock splits, and stock dividends).  Mr. Krieg shall acknowledge this obligation individually.

12.
Information Rights and Observation Rights of Collateral Agent with respect to Generation Zero.  Until the GZ Notes have been paid in full, the Collateral Agent shall have the right to appoint (and remove) two persons to observe all board meetings of Generation Zero.  Generation Zero shall provide such persons with reasonable notice of board meetings and reasonable notice of proposed board actions.

13.
License(s).  With the consent of Generation Zero, URL Holding and the Collateral Agent authorized a third party to use the Find.com URL on an interim basis.  During the Forbearance Period, the Collateral Agent and Generation Zero may agree on additional or alternative license(s).

14.
Waiver by Generation Zero of Certain Rights.  Generation Zero hereby renounces and waives all rights that are waivable under Article 9 of the Uniform Commercial Code (the “UCC”) as in effect in Georgia and in any jurisdiction in which any of the collateral securing the notes is located.  Without limiting the generality of the foregoing, Generation Zero hereby:

a.
renounces any right to receive notice of any disposition by Collateral Agent pursuant to the UCC upon termination of the Forbearance Period, whether such disposition is by public or private sale or otherwise, including consensual foreclosure as provided in the Operating Agreement of URL Holding,

b.	waives any right to receive notification under UCC §9-621 with respect to an acceptance of collateral in full or partial satisfaction of the GZ Notes under UCC §9-620,

c.	waives any right relating to compulsory disposition of collateral, and

d.	waives any right of redemption.

15.
No Waiver by Collateral Agent or Holders of GZ Notes.  Except for the agreement to forbear the exercise of rights during the Forbearance Period, as described in Section 2 of this Agreement, neither the Collateral Agent, nor any holder of GZ Notes, nor URL Holding nor any Director of URL Holding has waived any right against Generation Zero under the GZ Notes, any security agreement executed in connection therewith or under any other agreement(s) between the parties.  Neither the failure nor delay on the part of the Collateral Agent to exercise any right, remedy, power, or privilege under any of the GZ Notes, the Security Agreements executed in connection with the notes, the operating agreement of URL Holding, or any other document relating to the GZ Notes shall operate as a waiver thereof.  No single or partial exercise of any right, power, or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.   All of the rights, remedies, powers, and privileges of the holders of the GZ Notes, and the Collateral Agent, shall be cumulative and may be exercised singularly, alternatively, successively or concurrently.

16.	Amendment. No amendment, modification, rescission, waiver or release of any provision of this Agreement shall be effective unless the same shall be in writing and signed by each party hereto.

17.
Integration.  This Agreement constitutes the entire agreement and understanding among the parties relating to the subject matter hereof, and supersedes all prior proposals, negotiations, agreements and understandings relating to such subject matter.  In entering into this Agreement, Generation Zero acknowledges that it is relying on no statements, representation, warranty, covenant or agreement of any kind made by Scientigo or URL Holding or any employee or agent of Scientigo or URL Holding, except for the agreements of Scientigo and URL Holding set forth herein.

18.	Time is of the Essence. The parties agree that time is of the essence in each provision hereof.

19.
Severability.  If any provision of this Agreement shall be held invalid or unenforceable in whole or in part, such provision shall be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability of the remaining provisions of this Agreement.

20.
 Waiver of Right to Certain Damages.  Except as prohibited by law, Generation Zero absolutely, irrevocably and unconditionally waives any right which it may have to claim or recover against the holders of the GZ Notes, the Collateral Agent, Scientigo, or any of their agents, representatives, consultants, attorneys, employees, officers, or directors in any litigation or otherwise any special, exemplary, punitive or consequential damages other than or in addition to actual damages.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the date and year written below.

Dated: November 30, 2010

Generation Zero Group, Inc.

By: /s/ Matthew Krieg
Matthew Krieg
President

Scientigo, Inc., on behalf of
itself and as Collateral Agent for the
Holders of GZ Notes

By: /s/ Hoyt Lowder
Hoyt Lowder
Director

By: /s/ Thomas Lovelace
Thomas Lovelace
Director

Find.com URL Holding, LLC

By: /s/ Cindy White
Cindy White
Secretary

Individual Agreement
(as to Section 11 of this Agreement only)

/s/ Matthew Krieg
Matthew Krieg